UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 5, 2005

Commission File No. 001-13783

INTEGRATED ELECTRICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	76-0542208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 West Loop South

Suite 500

Houston, Texas 77027

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Failure to Satisfy a Continued Listing Rule or Standard.

On December 5, 2005, Integrated Electrical Services, Inc. (“IES”) received notice from the New York Stock Exchange (the “NYSE”) that IES is not in compliance with the NYSE’s continued listing requirement related to the 30-day average closing price for its common stock. The NYSE informed IES that the share price for its common stock is below the minimum $1.00 per share average closing price, based on its 30-day average share price of $0.94 as of December 2, 2005. In order to regain compliance with this requirement, IES must bring its share price and average share price above $1.00 by six months following its receipt of notification from the NYSE.

The NYSE also notified IES that its stock price traded as low as $0.40 per share during November 2005, which is considered by the NYSE to be “abnormally low” and that, while the share price has improved, a return to sustained trading at a level that is deemed by the NYSE to be “abnormally low” could require the NYSE to take action to conduct a more immediate qualitative listing assessment. Additionally, the NYSE advised IES that non-compliance with the NYSE-required market capitalization of at least $25 million on a sustained basis could result in the NYSE initiating suspension and delisting procedures with respect to IES’ common stock.

Pursuant to the indenture related to IES’ senior convertible notes, the delisting of IES’ common stock from the NYSE, without a subsequent listing on the American Stock Exchange or qualification for trading on The NASDAQ National Market or The NASDAQ Small Cap Market, will result in a Fundamental Change. Thirty-five days after the occurrence of a Fundamental Change under the indenture, the holders of the senior convertible notes have the right to require IES to repurchase the notes. IES does not believe that it currently meets the listing standards of the American Stock Exchange, The NASDAQ National Market or The NASDAQ Small Cap Market. Additionally, IES does not currently have the cash necessary to repurchase the notes Furthermore, IES’ credit facility restricts its ability to repurchase these notes. IES’ inability to repurchase the notes could result in a cross default under the credit facility.

In the event IES’ common stock is delisted from the NYSE, IES intends to make arrangements for the common stock to be quoted on the OTC Bulletin Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ David A. Miller
David A. Miller
Senior Vice President and
Chief Financial Officer

Dated: December 9, 2005